EXHIBIT 99

LEGAL NOTICE

NOTICE OF ADOPTION OF PLAN OF
CONVERSION AND REORGANIZATION TO CONVERT CITIZENS COMMUNITY
MHC, EAU CLAIRE, WISCONSIN, TO A CAPITAL STOCK, STATE-CHARTERED
HOLDING COMPANY

Notice is hereby given that on April 20, 2006, the Board of Directors of Citizens Community MHC, Eau Claire, Wisconsin (the "Mutual Holding Company"), a mutual holding company that owns 74.3% of the common stock of Citizens Community Bancorp, adopted a Plan of Conversion and Reorganization whereby the Mutual Holding Company will offer for sale to depositors and others in a subscription and community offering the 74.3% stock interest it currently holds in Citizens Community Bancorp. As a result of the conversion, the Mutual Holding Company will no longer exist, and Citizens Community Bancorp which is the federal mid-tier stock holding company subsidiary of the Mutual Holding Company and which currently owns all of the issued and outstanding common stock of Citizens Community Federal (the "Bank"), will be succeeded by a new state-chartered corporation. The proposed Plan of Conversion and Reorganization is subject to approval by the Office of Thrift Supervision of the Department of the Treasury, by a majority of the votes eligible to be cast either in person or by proxy by members of the Mutual Holding Company at a meeting at which the Plan of Conversion and Reorganization will be presented, and by a vote of at least a majority of the stockholders of Citizens Community Bancorp, including a majority of the votes eligible to be cast by stockholders other than the Mutual Holding Company. March 31, 2005 has been established as the eligibility record date for determining the eligible account holders entitled to receive non-transferable subscription rights to subscribe for the conversion stock. Prior to approval, members will have an opportunity to file written comments including objections and material supporting such objections, with the Office of Thrift Supervision. Copies of the Plan of Conversion and Reorganization are available for inspection by the Mutual Holding Company's members at each of the Bank's offices.